Exhibit 99.1

 Radian Announces First Quarter 2020 Financial Results

-- GAAP net income of $140.5 million, or $0.70 per diluted share --

-- Adjusted diluted net operating income per share increases 10% year-over-year to $0.80 --

-- Book value per share grows 16% year-over-year to $20.30 --

-- PMIERs Available Assets increases to $4.1 billion, or $1.1 billion in excess of Minimum Required Assets --

PHILADELPHIA--(BUSINESS WIRE)--May 6, 2020--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended March 31, 2020, of $140.5 million, or $0.70 per diluted share. This compares to net income for the quarter ended March 31, 2019, of $171.0 million, or $0.78 per diluted share.

Key Financial Highlights (dollars in millions, except per-share data)

	Quarter Ended March 31, 2020	Quarter Ended March 31, 2019	Percent Change
Net income (1)	$140.5	$171.0	(18)%
Diluted net income per share	$0.70	$0.78	(10)%
Consolidated pretax income	$181.3	$216.1	(16)%
Adjusted pretax operating income (2)	$204.6	$202.1	1%
Adjusted diluted net operating income per share (2)	$0.80	$0.73	10%
Return on equity (1)(3)	14.2%	19.0%	(25)%
Adjusted net operating return on equity (2)	16.3%	17.7%	(8)%
Book value per share (4)	$20.30	$17.49	16%
PMIERs excess Available Assets (5)	$1,128.6	$487.6	131%
Available holding company liquidity (6)	$648.2	$723.4	(10)%
Total Investments	$5,608.6	$5,475.8	2%
New Insurance Written (NIW) - mortgage insurance	$16,706	$10,900	53%
Primary mortgage insurance in force	$241,586	$223,734	8%
Net premiums earned - mortgage insurance	$275.0	$261.8	5%
New defaults (7)	9,960	10,216	(3)%
Provision for losses - mortgage insurance	$35.2	$20.8	69%
Mortgage insurance loss reserves	$414.7	$385.4	8%

(1)	Net income for the first quarter of 2020 includes a $43.9 million increase in net losses on investments and other financial instruments as compared to the first quarter of 2019.
(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(4)	Accumulated other comprehensive income (loss) impacted book value per share by $0.16 per share as of March 31, 2020, and $0.08 per share as of March 31, 2019.
(5)	Represents Radian Guaranty’s excess of Available Assets over its Minimum Required Assets (MRA), calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(6)	Radian's existing credit facility requires that the Company maintain a minimum of $35 million in liquidity.
(7)	Represents new defaults reported during the period on loans related to primary mortgage insurance policies.

Adjusted pretax operating income for the quarter ended March 31, 2020, was $204.6 million, compared to $202.1 million for the quarter ended March 31, 2019. Adjusted diluted net operating income per share for the quarter ended March 31, 2020, was $0.80, an increase of 10 percent compared to $0.73 for the quarter ended March 31, 2019.

Book value as of March 31, 2020, was $3.9 billion, an increase of 5 percent compared to $3.7 billion as of March 31, 2019. Book value per share as of March 31, 2020 was $20.30, an increase of 16 percent compared to $17.49 as of March 31, 2019.

“I am pleased to report another quarter of strong operating results for Radian, with net income of $140.5 million, adjusted pretax operating income of $204.6 million and 16% year-over-year growth in book value. These results are a testament to the strength of our business model and the power of our One Radian unified team,” said Radian’s Chief Executive Officer Rick Thornberry. “As the COVID-19 pandemic began to impact both the macroeconomic and business environment toward the end of the first quarter, this same team demonstrated incredible resilience and commitment. Our business continuity plans were in place, our technology infrastructure was ready, and our employees migrated to a virtual work environment seamlessly, with minimal disruption to our customers and businesses.”

Thornberry added, “I believe we are well prepared for this economic environment with a strong capital position and significant holding company resources, and I am very proud of how our entire team at Radian has responded to this challenge.”

FIRST QUARTER HIGHLIGHTS

  NIW was $16.7 billion for the quarter, representing a decrease of 17 percent compared to $20.0 billion in the fourth quarter of 2019 and an increase of 53 percent compared to $10.9 billion in the prior-year quarter.
    Of the $16.7 billion in NIW in the first quarter of 2020, 81 percent was written with monthly and other recurring premiums, compared to 82 percent in the fourth quarter of 2019, and 83 percent in the first quarter of 2019.
    Refinances accounted for 34 percent of total NIW in the first quarter of 2020, compared to 33 percent in the fourth quarter of 2019 and 8 percent in the first quarter of 2019.
  Total primary mortgage insurance in force increased to $241.6 billion as of March 31, 2020, compared to $240.6 billion as of December 31, 2019, and an increase of 8 percent compared to $223.7 billion as of March 31, 2019.
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 75.4 percent as of March 31, 2020, compared to 78.2 percent as of December 31, 2019, and 83.4 percent as of March 31, 2019.
    Annualized persistency for the three months ended March 31, 2020, was 76.5 percent, compared to 75.0 percent for the three months ended December 31, 2019, and 85.4 percent for the three months ended March 31, 2019.
  Net mortgage insurance premiums earned were $275.0 million for the quarter ended March 31, 2020, compared to $298.5 million for the quarter ended December 31, 2019, and $261.8 million for the quarter ended March 31, 2019.
    Mortgage insurance in force premium yield was 46.1 basis points in the first quarter of 2020, compared to 50.0 basis points in the fourth quarter of 2019 and 48.6 basis points in the first quarter of 2019. Net mortgage insurance premiums earned in the fourth quarter of 2019 included an increase of $17.4 million for the cumulative recognition of deferred initial premiums on monthly policies. Excluding the impact of this adjustment, in force premium yield was 47.1 basis points in the fourth quarter of 2019.
    The impact of single premium cancellations before consideration of reinsurance represented 4.0 basis points in the first quarter of 2020, compared to 4.4 basis points in the fourth quarter of 2019, and 1.8 basis points in the first quarter of 2019.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 45.6 basis points in the first quarter of 2020. This compares to 50.0 basis points in the fourth quarter of 2019, or 47.1 basis points excluding the impact of the premium adjustment described above, and 47.0 basis points in the first quarter of 2019.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $35.2 million in the first quarter of 2020, compared to $34.4 million in the fourth quarter of 2019, and $20.8 million in the prior-year quarter.
    The number of primary delinquent loans was 19,781 as of March 31, 2020, a decrease of 7 percent compared to 21,266 as of December 31, 2019 and a decrease of 2 percent compared to 20,122 as of March 31, 2019.
    The primary mortgage insurance delinquency rate was 1.8 percent in the first quarter of 2020, compared to 2.0 percent in the fourth quarter of 2019, and 2.0 percent in the first quarter of 2019.
    The loss ratio in the first quarter of 2020 was 12.8 percent, compared to 11.5 percent in the fourth quarter of 2019, and 8.0 percent in the first quarter of 2019.
    Mortgage insurance loss reserves were $414.7 million as of March 31, 2020, compared to $401.3 million as of December 31, 2019, and $385.4 million as of March 31, 2019.
    Total mortgage insurance claims paid were $23.4 million in the first quarter of 2020, compared to $28.5 million in the fourth quarter of 2019, and $34.6 million in the first quarter of 2019.
  Radian's Real Estate segment offers a broad array of title, valuation, asset management and other real estate services to market participants across the real estate value chain.
    Total Real Estate segment revenues for the first quarter of 2020 were $28.6 million, compared to $27.0 million for the fourth quarter of 2019, and $23.0 million for the first quarter of 2019.
    Adjusted earnings before interest, income taxes, depreciation and amortization and corporate allocations (Real Estate adjusted EBITDA) for the quarter ended March 31, 2020 was a loss of $(0.4) million, compared to $(1.0) million for the quarter ended December 31, 2019, and a loss of $(0.5) million for the quarter ended March 31, 2019. Additional details regarding the non-GAAP measure Real Estate adjusted EBITDA may be found in Exhibits F and G.
  Other operating expenses were $69.1 million in the first quarter of 2020, compared to $80.9 million in the fourth quarter of 2019, and $78.8 million in the first quarter of 2019.
    The decrease in the first quarter of 2020, compared to the fourth quarter of 2019, was driven primarily by lower incentive compensation expense compared to the fourth quarter of 2019. The decrease in the first quarter of 2020, compared to the first quarter of 2019, is due to lower legal and other professional services expense as well as higher ceding commissions.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of March 31, 2020, Radian Group maintained $648.2 million of available liquidity. Total liquidity, which includes the company’s existing $267.5 million unsecured revolving credit facility, was $915.7 million as of March 31, 2020. The minimum liquidity requirement under the Company's unsecured revolving credit facility is $35 million. On May 6, 2020, Radian Group entered into an amendment to its $267.5 million unsecured revolving credit facility which extended the maturity date of the credit facility to January 18, 2022.
  On February 13, 2020, Radian Group’s board of directors authorized an increase to the Company’s quarterly cash dividend to $0.125 per share and paid the dividend on March 6, 2020.
  During the first quarter of 2020, Radian repurchased approximately 11.0 million shares of Radian Group common stock, or approximately $226.3 million, including commissions. On March 25, 2020, the Company announced the suspension of its share repurchase program and cancelled its current 10b5-1 plan effective March 19, 2020. Radian may initiate a new 10b5-1 plan at its discretion in the future, during an open trading window and in accordance with SEC rules. Purchase authority of up to $198.9 million remains available under the existing program. The current share repurchase authorization expires on August 31, 2021.

Radian Guaranty

  At March 31, 2020, Radian Guaranty’s Available Assets under the Private Mortgage Insurer Eligibility Requirements (PMIERs) totaled approximately $4.1 billion, resulting in an excess or “cushion” of approximately $1.1 billion, or 38 percent above its Minimum Required Assets of approximately $2.9 billion. During the three months ended March 31, 2020, Radian Guaranty's PMIERs cushion increased by $324.5 million.
  During the first quarter of 2020, the company continued to use risk distribution as a capital and risk management tool to lower the risk profile and financial volatility of our mortgage insurance portfolio through economic cycles.
    As previously announced, in January 2020, Radian Guaranty entered into a new quota share reinsurance arrangement for single-premium mortgage insurance business (Single Premium QSR) with a panel of eight third-party reinsurance providers in order to cede 65% of new single-premium mortgage insurance business. The 2020 Single Premium QSR Agreement is ceding NIW for policies issued between January 1, 2020 and December 31, 2021.
    As previously announced, in February 2020, Radian Guaranty entered into its third fully collateralized mortgage insurance-linked note (ILN) transaction, in which the company obtained $488.4 million of credit risk protection from Eagle Re 2020-1 Ltd. (Eagle Re) through the issuance by Eagle Re of ILNs to eligible third-party capital markets investors in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty.
    As of March 31, 2020, 68.0% of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.6 billion reduction of Minimum Required Assets under PMIERs.
  As previously announced, in connection with the company’s plan to streamline operations and reposition capital by eliminating the intercompany reinsurance agreement between Radian Guaranty and Radian Reinsurance, another MI subsidiary of Radian Group, the Pennsylvania Insurance Department approved the following actions during the first quarter of 2020:
    The termination of the intercompany reinsurance agreement, resulted in the transfer of $6.0 billion in risk in force from Radian Reinsurance to Radian Guaranty;
    A $465.0 million return of capital from Radian Reinsurance to Radian Group, which was paid on January 31, 2020, from Radian Reinsurance’s gross paid in and contributed surplus; and
    The transfer of $200 million of cash and marketable securities from Radian Group to Radian Guaranty in exchange for a surplus note.

OTHER MATTERS

Impact of COVID-19

  While the company reported favorable results for the first quarter of 2020, Radian expects that the unprecedented and rapidly changing social and economic impacts associated with the COVID-19 pandemic will negatively impact its business and financial results in the second quarter of 2020 and in future periods. The company has taken a number of actions to support its people, customers and communities, including successfully activating business continuity plans to transition to a virtual work environment; connecting with employees and customers through phone and web-based meetings versus in-person; increasing the company’s risk-based pricing and making adjustments to underwriting guidelines to account for the increased risk and uncertainty in the market while supporting customers with competitive rates; aligning its businesses with the temporary underwriting and servicing guidelines announced by the GSEs; and supporting Radian’s communities through increased matching gift levels and charitable contributions focused on first responders and healthcare workers. Further actions to respond to the COVID-19 pandemic and comply with governmental regulations and government and GSE programs adopted in response to the pandemic may be necessary as conditions continue to evolve.
  Despite the risks and uncertainties posed by the COVID-19 pandemic, the company believes that it is well positioned to manage through potential challenges posed by the pandemic based on the steps it has taken to prepare for an economic downturn, such as improving its debt maturity profile and enhancing financial flexibility, implementing greater risk-based granularity into pricing, increasing the use of risk distribution strategies to lower the risk profile and financial volatility of the company’s mortgage insurance portfolio and transforming our digital culture and capabilities. For more information regarding risks that we face associated with COVID-19, see ”The COVID-19 pandemic has adversely impacted our business, and its ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.” and the other risk factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 6, 2020.

Segment Reporting

  Subsequent to the sale of Clayton in January 2020, the company made certain changes in organizational structure that caused the composition of its reportable segments to change. This realignment resulted in a change in the determination of the company’s two reportable segments from Mortgage Insurance and Services, to Mortgage and Real Estate. As part of this change, in addition to the Mortgage segment's prior components, the segment now includes contract underwriting services. In addition, the company now reports as “All Other” activities income (losses) from assets held by our holding company, related general corporate operating expenses not attributable or allocated to our reportable segments and, for all periods through the first quarter of 2020, income and expenses related to Clayton prior to its sale in January 2020.
  These segment reporting changes align with the recent changes in personnel reporting lines, management oversight and branding following the sale of Clayton, and are consistent with the way the performance of the company’s two reportable segments and all other business activities are evaluated beginning in the first quarter of 2020. See Exhibit E for additional information on the Company’s segments. These changes to reportable segments have been reflected in the segment operating results for all periods presented.

CONFERENCE CALL

Radian will discuss first quarter financial results in a conference call tomorrow, Thursday, May 7, 2020, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 866.638.3013 inside the U.S., or 630.691.2761 for international callers, using passcode 49616201 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 888.843.7419 inside the U.S., or 630.652.3042 for international callers, passcode 49616201#.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors>Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as losses from the sale of lines of business and acquisition-related expenses. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Real Estate segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Real Estate adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Real Estate adjusted EBITDA margin is calculated by dividing Real Estate adjusted EBITDA by GAAP total revenue for the Real Estate segment. Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Real Estate segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Learn more about Radian’s financial strength and flexibility at www.radian.biz and visit www.radian.com to see how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Supplemental Information
Default Statistics
Exhibit L:	Mortgage Supplemental Information
Reinsurance Programs
Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2020	2019
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Revenues:
Net premiums earned - insurance	$277,415	$301,486	$281,185	$299,166	$263,512
Services revenue	31,927	40,031	42,509	39,303	32,753
Net investment income	40,944	41,432	42,756	43,761	43,847
Net gains (losses) on investments and other financial instruments	(22,027)	4,257	13,009	12,540	21,913
Other income	822	818	879	194	1,604
Total revenues	329,081	388,024	380,338	394,964	363,629

Expenses:
Provision for losses	35,951	34,619	29,231	47,427	20,754
Policy acquisition costs	7,413	6,783	6,435	6,203	5,893
Cost of services	22,141	27,278	29,044	27,845	24,157
Other operating expenses	69,110	80,894	76,384	70,046	78,805
Interest expense	12,194	12,160	13,492	14,961	15,697
Loss on extinguishment of debt	—	—	5,940	16,798	—
Impairment of goodwill	—	4,828	—	—	—
Amortization and impairment of other acquired intangible assets	979	15,823	2,139	2,139	2,187
Total expenses	147,788	182,385	162,665	185,419	147,493

Pretax income	181,293	205,639	217,673	209,545	216,136
Income tax provision	40,832	44,455	44,235	42,815	45,179
Net income	$140,461	$161,184	$173,438	$166,730	$170,957

Diluted net income per share	$0.70	$0.79	$0.83	$0.78	$0.78
Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2020	2019
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net income—basic and diluted	$140,461	$161,184	$173,438	$166,730	$170,957

Average common shares outstanding—basic (1)	200,161	203,431	203,107	208,097	213,537
Dilutive effect of share-based compensation arrangements (2)	1,658	1,734	5,584	5,506	4,806
Adjusted average common shares outstanding—diluted	201,819	205,165	208,691	213,603	218,343

Basic net income per share	$0.70	$0.79	$0.85	$0.80	$0.80

Diluted net income per share	$0.70	$0.79	$0.83	$0.78	$0.78
(1)	Includes the impact of fully vested shares under our share-based compensation programs.
(2)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2020	2019
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Shares of common stock equivalents	132	—	—	168	169
Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	March 31,		December 31,	September 30,		June 30,		March 31,
(In thousands, except per-share amounts)	2020		2019	2019		2019		2019

Assets:
Investments	$5,608,627		$5,658,747	$5,533,724		$5,513,319		$5,475,770
Cash	54,108		92,729	49,393		74,111		118,668
Restricted cash	7,817		3,545	2,853		5,007		9,086
Accounts and notes receivable	123,381		93,630	144,113		122,104		89,237
Deferred income taxes, net	—		—	—		6,872		67,697
Goodwill and other acquired intangible assets, net	27,208		28,187	52,533		54,672		56,811
Prepaid reinsurance premium	356,104		363,856	374,339		385,805		408,622
Other assets	513,187		567,619	513,647		430,236		373,678
Total assets	$6,690,432		$6,808,313	$6,670,602		$6,592,126		$6,599,569

Liabilities and stockholders’ equity:
Unearned premiums	$605,045		$626,822	$647,856		$666,354		$720,159
Reserve for losses and loss adjustment expense	418,202		404,765	398,141		405,278		388,784
Senior notes	887,584		887,110	886,643		982,890		1,031,197
FHLB advances	173,760		134,875	104,492		106,382		108,532
Reinsurance funds withheld	302,551		291,829	352,532		339,641		329,868
Other liabilities	438,782		414,189	358,431		308,337		310,938
Total liabilities	2,825,924		2,759,590	2,748,095		2,808,882		2,889,478

Common stock	208		219	220		223		230
Treasury stock	(902,024)		(901,657)	(901,556)		(901,419)		(895,321)
Additional paid-in capital	2,231,670		2,449,884	2,469,097		2,539,803		2,697,724
Retained earnings	2,504,853		2,389,789	2,229,107		2,056,175		1,889,964
Accumulated other comprehensive income (loss)	29,801		110,488	125,639		88,462		17,494
Total stockholders’ equity	3,864,508		4,048,723	3,922,507		3,783,244		3,710,091
Total liabilities and stockholders’ equity	$6,690,432		$6,808,313	$6,670,602		$6,592,126		$6,599,569

Shares outstanding	190,387		201,164	202,219		205,399		212,136

Book value per share	$20.30		$20.13	$19.40		$18.42		$17.49

Debt to capital ratio (1)	18.7%		18.0%	18.4%		20.6%		21.7%
Risk to capital ratio-Radian Guaranty only	13.8	:1	13.6:1	14.2	:1	14.6	:1	13.4	:1
Risk to capital ratio-Mortgage Insurance combined	12.4	:1	12.3:1	12.9	:1	13.3	:1	12.4	:1
(1)	Calculated as senior notes divided by senior notes and stockholders’ equity.
Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance
Exhibit D

	2020	2019
(In thousands)	Qtr 1	Qtr 4		Qtr 3	Qtr 2		Qtr 1

Premiums earned - insurance:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations	$274,647	$295,845	(1)	$274,595	$315,109	(2)	$268,496
Single Premium Policy cancellations	24,133	26,479		27,254	15,793		9,957
Total direct - Mortgage	298,780	322,324	(1)	301,849	330,902	(2)	278,453

Assumed - Mortgage: (1) (3)	3,456	2,837		2,614	2,481		2,450

Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(28,609)	(28,055)		(28,457)	(53,948)	(2)	(24,486)
Single Premium Policy cancellations (4)	(7,183)	(7,843)		(8,137)	(4,833)		(2,953)
Profit commission - other (5)	8,555	9,241		9,729	21,732	(2)	8,314
Total ceded premiums, net of profit commission - Mortgage (6)	(27,237)	(26,657)		(26,865)	(37,049)	(2)	(19,125)
Net premiums earned - insurance - Mortgage	274,999	298,504	(1)	277,598	296,334	(2)	261,778
Net premiums earned - insurance - Real Estate	2,416	2,982		3,587	2,832		1,734
Net premiums earned - insurance	$277,415	$301,486	(1)	$281,185	$299,166	(2)	$263,512
(1)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)	Includes premiums earned from our participation in certain credit risk transfer programs.
(4)	Includes the impact of related profit commissions.
(5)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(6)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 3)

Summarized financial information concerning our reportable operating segments and all other activities as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Real Estate adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage
	2020	2019
(In thousands)	Qtr 1	Qtr 4		Qtr 3	Qtr 2		Qtr 1
Net premiums written - insurance (1)	$260,974	$287,952	(2)	$270,567	$265,345		$251,586
(Increase) decrease in unearned premiums	14,025	10,552		7,031	30,989	(3)	10,192
Net premiums earned - insurance	274,999	298,504		277,598	296,334		261,778
Services revenue (4)	3,216	2,936		2,375	1,895		928
Net investment income (4)	36,198	37,818		37,032	37,871		38,770
Other income (4)	671	719		641	544		894
Total (4)	315,084	339,977		317,646	336,644		302,370

Provision for losses	35,246	34,411		29,053	47,165		20,844
Policy acquisition costs	7,413	6,783		6,435	6,203		5,893
Cost of services (4)	1,757	1,713		1,621	1,128		499
Other operating expenses before corporate allocations (4) (5)	23,733	32,604		30,773	28,089		30,181
Interest expense before corporate allocations (6)	680	688		682	625		621
Total (4) (7)	68,829	76,199		68,564	83,210		58,038
Adjusted pretax operating income before corporate allocations (4)	246,255	263,778		249,082	253,434		244,332
Allocation of corporate operating expenses	29,074	27,394		26,671	24,388		25,625
Allocation of corporate interest expense	11,514	11,472		12,810	14,336		15,076
Adjusted pretax operating income (4)	$205,667	$224,912		$209,601	$214,710		$203,631
	Real Estate
	2020	2019
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums earned - insurance	$2,416	$2,982	$3,587	$2,832	$1,734
Services revenue (4) (7)	26,042	23,826	26,375	25,026	20,699
Net investment income	125	144	177	177	182
Other income	—	—	—	(408)	408
Total (4)	28,583	26,952	30,139	27,627	23,023

Provision for losses	743	238	211	318	(18)
Cost of services (4)	17,933	16,275	18,155	17,773	14,316
Other operating expenses before corporate allocations (4) (5)	10,938	11,972	11,404	10,649	9,855
Total (4)	29,614	28,485	29,770	28,740	24,153
Adjusted pretax operating income (loss) before corporate allocations (4) (8)	(1,031)	(1,533)	369	(1,113)	(1,130)
Allocation of corporate operating expenses (4)	3,836	2,987	2,910	2,659	2,795
Adjusted pretax operating income (loss) (4)	$(4,867)	$(4,520)	$(2,541)	$(3,772)	$(3,925)
Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 3)

	All Other (4) (9)
	2020	2019
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Services revenue (7)	$2,861	$13,559	$14,027	$12,748	$11,642
Net investment income	4,621	3,470	5,547	5,713	4,895
Other income	151	99	238	58	302
Total	7,633	17,128	19,812	18,519	16,839

Cost of services	2,556	9,500	9,387	9,113	9,744
Other operating expenses	1,278	4,037	4,742	4,505	4,731
Adjusted pretax operating income (loss)	$3,799	$3,591	$5,683	$4,901	$2,364
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(2)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(3)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(4)

Certain organizational changes implemented in the first quarter of 2020 caused the composition of our reportable segments to change. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.

(5)	Does not include impairment of other long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(6)

Primarily relates to FHLB borrowings made by our mortgage insurance subsidiaries. Prior to March 31, 2020, this amount had been presented in allocation of corporate interest expense. All prior periods have been restated to reflect the current presentation.

(7)	Inter-segment information:

	2020	2019
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Inter-segment revenue included in:
Mortgage	$83	$160	$35	$23	$284
Real Estate	109	88	111	133	121
All Other	—	42	122	210	111
Total inter-segment revenue	$192	$290	$268	$366	$516

Inter-segment expense included in:
Mortgage	$87	$79	$150	$196	$114
Real Estate	22	16	(1)	(18)	38
All Other	83	195	119	188	364
Total inter-segment expense	$192	$290	$268	$366	$516
(8)	Supplemental information for Real Estate adjusted EBITDA (see definition in Exhibit F):
	2020	2019
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss) before corporate allocations	$(1,031)	$(1,533)	$369	$(1,113)	$(1,130)
Depreciation and amortization	666	553	560	616	593
Real Estate adjusted EBITDA	$(365)	$(980)	$929	$(497)	$(537)
(9)

All Other activities include income (losses) from assets held by our holding company, related general corporate operating expenses not attributable or allocated to our reportable segments and, for all periods through the first quarter of 2020, income and expenses related to Clayton prior to its sale on January 21, 2020.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 3)
Selected Mortgage Key Ratios

	2020	2019
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Loss ratio (1)	12.8%	11.5%	10.5%	15.9%	8.0%
Expense ratio (1)	21.9%	22.4%	23.0%	19.8%	23.6%
(1)	Calculated on a GAAP basis using net premiums earned.
Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as losses from the sale of lines of business and acquisition-related expenses. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) gains (losses) from the sale of lines of business and (ii) acquisition-related expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Real Estate segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Real Estate adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Real Estate adjusted EBITDA margin is calculated by dividing Real Estate adjusted EBITDA by GAAP total revenue for the Real Estate segment. Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Real Estate segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income, diluted net income per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income, to Real Estate adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, Real Estate adjusted EBITDA or Real Estate adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2020	2019
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Consolidated pretax income	$181,293	$205,639	$217,673	$209,545	$216,136
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(22,027)	4,257	13,009	12,540	21,913
Loss on extinguishment of debt	—	—	(5,940)	(16,798)	—
Impairment of goodwill	—	(4,828)	—	—	—
Amortization and impairment of other acquired intangible assets	(979)	(15,823)	(2,139)	(2,139)	(2,187)
Impairment of other long-lived assets and other non-operating items (1)	(300)	(1,950)	—	103	(5,660)
Total adjusted pretax operating income (2)	$204,599	$223,983	$212,743	$215,839	$202,070
(1)

The amounts for all the periods are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	2020	2019
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss):
Mortgage segment	$205,667	$224,912	$209,601	$214,710	$203,631
Real Estate segment	(4,867)	(4,520)	(2,541)	(3,772)	(3,925)
All Other activities	3,799	3,591	5,683	4,901	2,364
Total adjusted pretax operating income	$204,599	$223,983	$212,743	$215,839	$202,070

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2020	2019
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Diluted net income per share	$0.70	$0.79	$0.83	$0.78	$0.78

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.11)	0.02	0.06	0.06	0.10
Loss on extinguishment of debt	—	—	(0.03)	(0.08)	—
Impairment of goodwill	—	(0.02)	—	—	—
Amortization and impairment of other acquired intangible assets	—	(0.08)	(0.01)	(0.01)	(0.01)
Impairment of other long-lived assets and other non-operating items	—	(0.01)	—	—	(0.02)
Income tax (provision) benefit on reconciling income (expense) items (1)	0.02	0.02	—	0.01	(0.01)
Difference between statutory and effective tax rates	(0.01)	—	—	—	(0.01)
Per-share impact of reconciling income (expense) items	(0.10)	(0.07)	0.02	(0.02)	0.05
Adjusted diluted net operating income per share (1)	$0.80	$0.86	$0.81	$0.80	$0.73
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2020	2019
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Return on equity (1)	14.2%	16.2%	18.0%	17.8%	19.0%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	(2.2)	0.4	1.4	1.3	2.4
Loss on extinguishment of debt	—	—	(0.6)	(1.8)	—
Impairment of goodwill	—	(0.5)	—	—	—
Amortization and impairment of other acquired intangible assets	(0.1)	(1.6)	(0.2)	(0.2)	(0.2)
Impairment of other long-lived assets and other non-operating items	—	(0.2)	—	—	(0.6)
Income tax (provision) benefit on reconciling income (expense) items (3)	0.5	0.4	(0.1)	0.1	(0.3)
Difference between statutory and effective tax rates	(0.3)	(0.1)	0.1	0.2	—
Impact of reconciling income (expense) items	(2.1)	(1.6)	0.6	(0.4)	1.3
Adjusted net operating return on equity	16.3%	17.8%	17.4%	18.2%	17.7%
(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of Net Income to Real Estate Adjusted EBITDA

	2020	2019
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Net income	$140,461	$161,184	$173,438	$166,730	$170,957
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(22,027)	4,257	13,009	12,540	21,913
Loss on extinguishment of debt	—	—	(5,940)	(16,798)	—
Impairment of goodwill	—	(4,828)	—	—	—
Amortization and impairment of other acquired intangible assets	(979)	(15,823)	(2,139)	(2,139)	(2,187)
Impairment of other long-lived assets and other non-operating items	(300)	(1,950)	—	103	(5,660)
Income tax provision	(40,832)	(44,455)	(44,235)	(42,815)	(45,179)
Mortgage adjusted pretax operating income	205,667	224,912	209,601	214,710	203,631
All other adjusted pretax operating income	3,799	3,591	5,683	4,901	2,364
Real Estate adjusted pretax operating income (loss)	(4,867)	(4,520)	(2,541)	(3,772)	(3,925)

Less reconciling income (expense) items:
Allocation of corporate operating expenses to Real Estate	(3,836)	(2,987)	(2,910)	(2,659)	(2,795)
Real Estate depreciation and amortization	(666)	(848)	(865)	(976)	(995)
Real Estate adjusted EBITDA	$(365)	$(685)	$1,234	$(137)	$(135)

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. “Real Estate adjusted EBITDA” and “Real Estate adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, Real Estate adjusted EBITDA or Real Estate adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - New Insurance Written
Exhibit H

	2020	2019
($ in millions)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Total primary new insurance written	$16,706	$19,953	$22,037	$18,539	$10,900

Percentage of primary new insurance written by FICO score (1)
>=740	65.7%	66.3%	64.1%	62.2%	57.6%
680-739	31.1	30.5	31.5	32.5	34.7
620-679	3.2	3.2	4.4	5.3	7.7
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Borrower-paid	96.7%	97.4%	97.1%	96.5%	95.1%

Percentage by premium type
Direct monthly and other recurring premiums	81.1%	82.1%	85.0%	83.3%	83.4%
Direct single premiums (2):
Borrower-paid (3)	16.5	16.0	13.1	14.2	12.7
Lender-paid	2.4	1.9	1.9	2.5	3.9
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Primary new insurance written for purchases	66.2%	67.5%	80.7%	89.8%	92.2%
Primary new insurance written for refinances	33.8%	32.5%	19.3%	10.2%	7.8%

Percentage by LTV
95.01% and above	9.9%	11.5%	16.8%	20.5%	19.7%
90.01% to 95.00%	37.6	35.8	37.4	38.1	40.9
85.01% to 90.00%	30.3	30.0	27.4	26.9	27.3
85.00% and below	22.2	22.7	18.4	14.5	12.1
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	For loans with multiple borrowers, the percentage of primary new insurance written by FICO score represents the lowest of the borrowers’ FICO scores.
(2)	Percentages exclude the impact of reinsurance.
(3)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.
Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	March 31,	December 31,	September 30,	June 30,	March 31,
($ in millions)	2020	2019	2019	2019	2019
Primary insurance in force (1)
Prime	$236,958	$235,742	$232,086	$225,443	$218,227
Alt-A and A minus and below	4,628	4,816	5,072	5,313	5,507
Total Primary	$241,586	$240,558	$237,158	$230,756	$223,734

Primary risk in force (1) (2)
Prime	$59,827	$59,780	$59,217	$57,795	$56,054
Alt-A and A minus and below	1,096	1,141	1,203	1,262	1,307
Total Primary	$60,923	$60,921	$60,420	$59,057	$57,361

Percentage of primary risk in force
Direct monthly and other recurring premiums	72.6%	72.4%	72.0%	71.2%	70.6%
Direct single premiums	27.4%	27.6%	28.0%	28.8%	29.4%

Percentage of primary risk in force by FICO score (3)
>=740	57.2%	56.9%	56.2%	55.7%	55.2%
680-739	34.2	34.2	34.5	34.6	34.8
620-679	8.0	8.2	8.6	8.9	9.2
<=619	0.6	0.7	0.7	0.8	0.8
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	14.3%	14.2%	13.9%	13.2%	12.2%
90.01% to 95.00%	51.0	51.3	51.9	52.5	53.0
85.01% to 90.00%	27.9	27.9	27.9	28.2	28.6
85.00% and below	6.8	6.6	6.3	6.1	6.2
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	7.5%	7.8%	8.4%	8.9%	9.6%
2009 - 2012	3.0	3.3	3.5	4.1	4.6
2013	3.9	4.2	4.6	5.2	5.8
2014	4.0	4.3	4.8	5.3	5.8
2015	6.9	7.4	8.1	8.9	9.7
2016	11.7	12.5	13.5	14.8	16.0
2017	14.8	16.0	17.4	18.9	20.3
2018	16.4	17.9	19.7	21.8	23.5
2019	25.4	26.6	20.0	12.1	4.7
2020	6.4	—	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$1,001	$1,061	$1,012	$986	$1,002

Table continued on next page.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Persistency Rate (12 months ended)	75.4%	78.2%	81.5%	83.4%	83.4%
Persistency Rate (quarterly, annualized) (4)	76.5%	75.0%	75.5%	80.8%	85.4%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1.0% of our total risk in force for all periods presented.
(3)	For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores.
(4)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Claims and Reserves
Exhibit J

	2020	2019
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Net claims paid: (1)
Total primary claims paid	$24,358	$24,267	$28,981	$31,940	$33,360
Total pool and other	(911)	559	901	472	1,230
Subtotal	23,447	24,826	29,882	32,412	34,590
Impact of commutations and settlements (2)	(56)	3,691	6,812	15	—
Total net claims paid	$23,391	$28,517	$36,694	$32,427	$34,590

Total average net primary claim paid (1) (3)	$50.3	$50.9	$47.0	$50.1	$48.6

Average direct primary claim paid (3) (4)	$51.4	$52.1	$48.1	$51.1	$49.2
(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of captive reinsurance terminations and other commutations.
(4)	Before reinsurance recoveries.
($ in thousands, except primary reserve	March 31,	December 31,	September 30,	June 30,	March 31,
per primary default amounts)	2020	2019	2019	2019	2019

Reserve for losses by category (1)
Mortgage reserves
Prime	$264,694	$248,727	$236,382	$242,378	$240,489
Alt-A and A minus and below	88,481	91,093	95,723	104,863	111,955
IBNR and other (2)	40,583	40,920	42,117	33,888	13,008
LAE	9,216	8,918	9,000	9,070	8,994
Total primary reserves	402,974	389,658	383,222	390,199	374,446
Total pool reserves	11,297	11,322	10,605	10,816	10,621
Total 1st lien reserves	414,271	400,980	393,827	401,015	385,067
Other	407	293	260	279	294
Total Mortgage reserves	414,678	401,273	394,087	401,294	385,361
Real Estate reserves	3,524	3,492	4,054	3,984	3,423
Total reserves	$418,202	$404,765	$398,141	$405,278	$388,784

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$18,320	$16,399	$16,900	$18,139	$17,962
(1)

Includes ceded losses on reinsurance transactions which are expected to be recovered and are included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

(2)

For the quarters ended September 30, 2019 and June 30, 2019, includes increases of $11.8 million and $19.4 million, respectively, in the Company’s IBNR reserve estimate related to previously disclosed legal proceedings involving challenges from certain servicers regarding loss mitigation activities.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Default Statistics
Exhibit K

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Default Statistics
Primary Insurance:
Prime
Number of insured loans	1,049,974	1,049,954	1,040,520	1,018,715	994,865
Number of loans in default	15,497	16,532	15,345	14,521	14,831
Percentage of loans in default	1.48%	1.57%	1.47%	1.43%	1.49%

Alt-A and A minus and below
Number of insured loans	29,375	30,439	32,163	33,609	34,763
Number of loans in default	4,284	4,734	4,839	5,122	5,291
Percentage of loans in default	14.58%	15.55%	15.05%	15.24%	15.22%

Total Primary
Number of insured loans	1,079,349	1,080,393	1,072,683	1,052,324	1,029,628
Number of loans in default	19,781	21,266	20,184	19,643	20,122
Percentage of loans in default	1.83%	1.97%	1.88%	1.87%	1.95%
Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Reinsurance Programs
Exhibit L

	2020	2019
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2		Qtr 1

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$6,687	$9,217	$8,408	$588		$7,017
% of premiums written	2.4%	3.0%	2.9%	2.2%		2.7%
Ceded premiums earned	$18,712	$19,428	$19,295	$29,212	(2)	$15,676
% of premiums earned	6.2%	6.1%	6.3%	8.7%		5.5%
Ceding commissions written	$8,413	$6,836	$6,778	$6,861		$4,695
Ceding commissions earned (3)	$9,966	$12,055	$12,153	$16,353	(2)	$8,685
Profit commission	$16,405	$17,792	$18,346	$26,476	(2)	$11,318
Ceded losses	$1,962	$1,533	$771	$1,868		$1,687

Excess-of-Loss Program
Ceded premiums written	$12,678	$6,834	$6,878	$13,468		$2,919
% of premiums written	4.5%	2.2%	2.4%	4.8%		1.1%
Ceded premiums earned	$8,405	$7,104	$7,452	$7,662		$3,265
% of premiums earned	2.8%	2.2%	2.4%	2.3%		1.2%

Ceded RIF (4)
QSR Program	$596,166	$644,512	$702,201	$768,554		$840,621
Single Premium QSR Program	8,580,047	8,582,067	8,538,363	8,495,651		8,267,506
Excess-of-Loss Program	1,230,000	850,800	974,800	1,017,440		454,641
Total Ceded RIF	$10,406,213	$10,077,379	$10,215,364	$10,281,645		$9,562,768

PMIERs impact - reduction in Minimum Required Assets (5)
QSR Program	$31,638	$35,382	$38,227	$41,873		$45,477
Single Premium QSR Program	501,668	511,695	513,832	516,468		507,656
Excess-of-Loss Program	1,066,464	738,386	834,072	926,640		454,641
Total PMIERs impact	$1,599,770	$1,285,463	$1,386,131	$1,484,981		$1,007,774
(1)	Net of profit commission, where applicable.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2020	2019
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Ceding commissions	$(9,966)	$(7,973)	$(8,160)	$(12,408)	$(5,643)
(4)	Included in primary RIF.
(5)	Excludes the impact of intercompany reinsurance.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID 19 pandemic, which has had wide-ranging and rapidly changing effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  The COVID-19 pandemic has significantly impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, disrupted the housing finance system and real estate markets and increased unemployment levels. In addition, the pandemic has resulted in temporary closures of many businesses and the institution of social distancing and sheltering in place requirements in most states and communities in the United States. As a result, the demand for certain of our products and services has been impacted, and this impact may continue for an unknown period and could expand in scope. We expect that the COVID-19 pandemic and measures taken to reduce its spread will pervasively impact our business and subject us to certain risks, including those discussed in “Item 1A. Risk Factors-The COVID-19 pandemic has adversely impacted our business, and its ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.” and the other risk factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
  further changes in economic and political conditions, including those resulting from COVID-19, that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”), including potential future changes to the PMIERs, and other applicable requirements imposed by the Federal Housing Finance Agency (the "FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  the proposed Conservatorship Capital Framework (”CCF”) that would establish capital requirements for the GSEs once finalized, which could form the basis for future versions of the PMIERs;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and various licenses and complex compliance requirements;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements, including the PMIERs and any changes thereto, as discussed above, and potential changes to the Mortgage Guaranty Insurance Model Act currently under consideration;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as changes impacting loans purchased by the GSEs, including changes to the GSEs’ business practices in response to the COVID-19 pandemic;
  changes in the current housing finance system in the United States, including the role of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  uncertainty from the expected discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance, which could result from the significant financial and operational challenges many servicers are facing due to the impact of the COVID-19 pandemic;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, including GSE-sponsored alternatives to traditional mortgage insurance.
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular, including future changes to the "qualified mortgages" (QM) loan requirements which currently are being considered by the Consumer Financial Protection Bureau;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including the enactment of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and the adoption, interpretation or application of laws and regulations in response to COVID-19;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and uncertainty such as we are currently experiencing due to the COVID-19 pandemic, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including our investment portfolio;
  potential future impairment charges related to our goodwill and other acquired intangible assets;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com